PART II

Item 1.	Business

CW was founded as a Texas corporation by Christopher Williams and began operations in 2011. It reincorporated in Wyoming as a C corporation in April 2018. CW supplies and distributes Biodiesel, Biodiesel Blends, Ultra Low Sulfur Diesel and Gasoline Blends to distributors and end-users. It intends on being involved in blending fuels and selling directly to consumers using fuel stations at convenience stores when it has the resources to do so.

The various aspects of CW’s business and plans are:

Trading/Delivering of Fuels – involves CW sending a truck to a fuel rack/terminal where it picks up the fuel and delivers it to customers. The customers include retailers, convenience stores that also sell gasoline and diesel fuel and fuel distributors that deliver to their own customers.

CW delivers regular gasoline, diesel fuel and biodiesel fuel. It also delivers nonethanol fuel that uses isobutanol in place of ethanol in Reformulated Gasoline Markets (see paragraph below). If the fuel to be delivered is a biofuel or needs other blending, CW’s truck goes to a blending station to obtain the fuel needed for the blend. The blending is done in the truck and then delivered.

Much of the fuel currently delivered by CW needs to be blended. Reformulated gasoline (RFG) is gasoline blended to burn more cleanly than conventional gasoline and to reduce smog-forming and toxic pollutants in the air we breathe. The RFG program was mandated by Congress in the 1990 Clean Air Act amendments. RFG is required in cities with high smog levels and is optional elsewhere. RFG is currently used in 17 states and the District of Columbia. About 30 percent of gasoline sold in the U.S. is reformulated. The Houston-Galveston-Brazoria nonattainment area is required by the Clean Air Act Amendments of 1990 to use RFG. This eight-county area includes Brazoria, Chambers, Fort Bend, Galveston, Harris, Liberty, Montgomery, and Waller Counties. These are the principal areas where CW has operated since its inception.

CW has an inventory position at Magellan Terminals and is seeking fuel inventory positions at other terminals and pipelines. The various Terminals require a user to maintain agreed upon amounts of inventory with the terminal. However, CW’s limited resources have limited its ability to make use of these large terminals and pipelines, since large purchases are standard for most terminals.

CW payments to its vendors range from prepayment to net ten-day payments. It bills its customers on a comparable basis.

Currently CW owns one truck and three trailers. Christopher Williams negotiates all contracts with customers.

CW’s plans for the future consist of increasing the number of trucks and having the resources to make large shipments through the pipelines. In addition, it plans to:

Open a Specialty Bending Facility – which would be opened near a major fuel rack facility. It would allow CW to blend biodiesel with diesel fuel needed by our retail customers. It would also permit distributors that pickup diesel fuel from the fuel rack terminal to do the same thing which will provide another source of revenue. Construction of this facility, which will look like the photo below, will probably cost in the range of $500,000 for land, equipment and site work.

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Convenience Stores – The plan includes opening convenience stores that will have fuel islands in their parking lots. The locations of these stores will be in areas inside of the RFG requirement zones and areas near the Gulf of Mexico or lakes used by boat owners. Boat owners often prefer to use non-ethanol fuel because it is more stable and means less engine maintenance costs if the boat is idle for periods of time. These fuels are a bit more profitable for the retailer as well.

CW will provide all the fuels sold at these convenience stores and initially engage contract management to manage the retail side of the convenience stores.

No assurances can be given as to the likely success that CW will have in implementing its plans or, if successful, the timing that it will require.

Regulations and Licenses

CW has State and EPA licenses to sell, ship and blend products in many states as follows:

Licensed to Sell Motor Fuel in:

Texas: Supplier of Diesel Fuel and Gasoline

Louisiana: Supplier of Diesel Fuel and Gasoline

Oklahoma: Exporter, Wholesaler, Fuel Vendor

California: Supplier Diesel Fuel and Gasoline

New Jersey: Supplier of Motor Fuels

Pennsylvania – Class 1 Refiner/Wholesaler (All Fuels)

Maryland – Class B Gasoline Dealer

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Federal Licenses: IRS 637 (Excise Tax) “S” Position Holder, “M” Blender & “AL” Alternative Fueler (which allows CW to buy gasoline and diesel fuel without paying a Federal excise tax which are collected by CW from its customers and then remitted to the Government by CW)

Shipper: Magellan Pipeline

Position Holder: (Gasoline & Diesel Fuel)

Magellan Midstream Terminal – East Houston

7901 Wallisville Rd

Houston, TX 77029

Terminal Control# T-76-TX-2831

EPA# 6026 – Renewable Fuels Exporter/Oxygenate Blender/Refiner

EPA Licensed Isobutanol Additive Gasoline Blender

Competition

There are numerous companies that compete with CW. Many of these companies have significantly greater financial resources and name recognition than does CW. CW competes by offering customers and potential customers direct contact with senior management. In that way, it can deal with customer issues, needs and concerns quickly. CW cannot offer any assurances as to the likelihood of succeeding in its efforts.

Employees

CW currently has two fulltime employees including Christopher Williams. They devote 100% of their time to us. Graham Williams works part-time. We currently use contractors to perform all other needed work. Mr. Williams does not have an employment agreement. Most of his compensation has been accrued and has not yet been paid. If and when revenue increases, we will consider hiring full-time employees and enter into employment agreements with Mr. Williams.

Facilities

The Company’s address is 23501 Cinco Ranch Blvd., Ste H120 - #325, Katy, Texas 77494. The office space used by CW is provided by Christopher Williams. Its telephone number is (713) 857-8142.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and the related notes included in Item 3 of this report, and together with our audited consolidated financial statements and the related notes included in our Form 1-A for the fiscal year ended December 31, 2018. Historical results are not necessarily indicative of future results.

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Management believes the company is now positioned for future growth as the potential to acquire growth capital through a public offering has been achieved via the Qualification by the SEC of its’ Reg 1-A Tier 2 filing on October 4, 2018. CW has applied for a Ticker Symbol from FINRA and has applied to the OTC Markets for an OTCQB listing. The company hopes to be listed in the second quarter of 2019.

Under the Reg A rules for financial reporting, the company is obligated to file unaudited semi-annual and audited annual financial statements. In addition, the company plans to file voluntary 1-U unaudited Quarterly reports.

Due to the high cost of inventory over the last few years, the company’s growth has been limited. With the potential of additional capital from the Reg 1-A and recent marketing efforts, management believes that the company will be on track to expand its’ sales of Biodiesel, Gasoline, Diesel Fuel and Specialty Fuel Blends utilizing the company’s own trucking operation and the various Pipelines on which it is approved to ship refined products.

Certain statements and other information set forth in this semi-annual report on Form 1-SA may address or relate to future events and expectations and as such constitute “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to our plans, objectives, projections, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “will”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. Forward-looking statements include, but are not limited to, statements about: expectations regarding our future revenue, the timing and release of our games, the implementation of our business model, our ability to enter into further licensing and publishing agreements, proceeds, timing and other expectations regarding the sale of Fig Game Shares, our expectations regarding our cash flow, our financial performance, our ability to obtain funding for our operations, our expectations regarding our cost of revenue, operating expenses and capital expenditures, and our future capital requirements.

All forward-looking statements are predictions or projections and involve known and unknown risks, estimates, assumptions, uncertainties and other factors that may cause our actual transactions, results, performance, achievements and outcomes to differ adversely from those expressed or implied by such forward-looking statements. You should not place undue reliance on forward-looking statements.

The cautionary statements set forth in this report and in the section entitled “Risk Factors” in our Annual Statement on Form 1-A (File No. 024-10841), which was filed with the Securities and Exchange Commission, or SEC, on July 23, 2018 identify important factors that you should consider in evaluating our forward-looking statements. These factors include, among other things: (1) our history of losses; (2) our ability to continue as a going concern; (3) we may not be able to have our content accepted by the marketplace; (4) markets for our products and services; (5) our cash flows; (6) our operating performance; (7) our financing activities; (8) Our ability to compete effectively; (9) our ability to source and finance video entertainment products (10) our tax status; (11) national, international and local economic and business conditions that could affect our business; (12) industry developments affecting our business, financial condition and results of operations; and (13) governmental approvals, actions and initiatives and changes in laws and regulations or the interpretation thereof, including without limitation tax laws, regulations and interpretations.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be given that the expectations reflected in our forward-looking statements will be attained or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this report or otherwise make public statements in order to update our forward-looking statements beyond the date of this report.

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Note Regarding Forward-Looking Statements

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this annual report involve risks and uncertainties, including statements as to:

●	Our future operating results,
●	Our business prospects,
●	Our contractual arrangements and relationships with third parties,
●	The dependence of our future success on the general economy and its impact on the industries in which we may be involved,
●	The adequacy of our cash resources and working capital, and
●	Other factors identified in our filings with the SEC, press releases, if any and other public communications.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe,” “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this report. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this offering circular and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The following discussion and analysis provide information which management believes to be relevant to an assessment and understanding of the Company’s results of operations and financial condition. This discussion should be read together with the Company’s financial statements and the notes to financial statements, which are included in this offering circular.

This management’s discussion and analysis or plan of operation should be read in conjunction with the financial statements and notes thereto of the Company included elsewhere in this offering circular. Because of its nature of a development stage company, the reported results will not necessarily reflect the future.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	Have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	Comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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●	Submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	Disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of

1. The last day of the first fiscal year in which our total annual gross revenues exceed $1 billion,

2. The date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or

3. The date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Uncertainties

Our auditors added an emphasis paragraph to their audit report addressing our ability to continue to operate as a going concern. We consider this the only significant uncertainty impacting our business. The shareholders have committed to devoting sufficient resources to assure that the Company continues operating as a going concern for an indefinite period.

Operations

Our revenue for the year ended December 31, 2018 was approximately $2.2 million, a 35% reduction from the prior year revenue of $3.4 million. We recognized $129,000 in bonuses or rebates in 2018 as opposed to none in 2017.

Cost of revenue amounted to approximately $1.7 million for the year ended December 31, 2018, a 43% reduction from the prior year total of $3 million resulting in part by the decline in fuel costs.

Our gross margin on total costs of revenue amounted to approximately $518 thousand in 2018, a 28% increase from the prior year total of approximately $400 thousand. Our margin on fuel sales went from % in 2017 to % in 2018. Our transportation costs increased significantly as we began transporting most of our own sales.

For the year ended December 31, 2018, we experienced a loss of approximately $248,000 a $143,000 reduction from 2017 resulting primarily from the significant increase in our gross margin.

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Our revenue in 2018 decreased from revenue in 2017. Our cost of fuel increased significantly in 2018 due to the rise in crude oil prices. This greatly impacted our ability to increase sales as our working capital did not increase in proportion to the increase in fuel and inventory cost

We lacked the financial resources to overcome these issues in the short-term. We believe that with access to more pipelines, having the ability to buy inventory and having blending facilities that we could overcome many of these types of issues and grow although we cannot provide any specific assurances.

Liquidity

CW has no committed sources of funds and will be dependent on funds provided or obtained by Christopher Williams until other sources of funds are obtained. Mr. Williams’ ability to provide funds is very limited.

On December 31, 2018, our cash balance amounted to approximately $180 thousand compared to approximately $28 thousand at the end of 2017. Our net working capital has declined marginally.

Cash Flow

Our cash generated from operations amounted to approximately $241 thousand, a 177% increase from 2017. This increased the generation of cash in operations primarily resulted from our increased profitability of existing sales.

During 2018, our cash used in investing activities amounted to approximately $3.3 thousand, a decrease over 2017, primarily from a small acquisition of assets with no offsets for dispositions.

Cash used in financing activities in 2018 amounted to approximately $86 thousand, generated primarily from $90 thousand in debt payments on installment notes on transportation equipment, offset by proceeds from the sale of stock of $13 thousand and principal payment on debt of approximately $8,000.

Trends

Our only trend information relates to the price of oil. We have a limited capacity of inventory storage and containment facilities which limited our revenue capacity. Therefor increases and decreases in revenue a primarily attributable to the price of diesel fuel and oil.

Recently Issued Accounting Pronouncements

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting , which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The new guidance is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

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In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. The amendment provides guidance on accounting for the impact of the Tax Cuts and Jobs Act (the “Tax Act”) and allows entities to complete the accounting under ASC 740 within a one-year measurement period from the Tax Act enactment date. This standard is effective upon issuance. The Tax Act has several significant changes that impact all taxpayers, including a transition tax, which is a one-time tax charge on accumulated, undistributed foreign earnings. The calculation of accumulated foreign earnings requires an analysis of each foreign entity’s financial results going back to 1986. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The guidance permits entities to reclassify tax effects stranded in Accumulated Other Comprehensive Income as a result of tax reform to retained earnings. This new guidance is effective for annual and interim periods in fiscal years beginning after December 15, 2018. Early adoption is permitted in annual and interim periods and can be applied retrospectively or in the period of adoption. The Company is currently in the process of evaluating the impact of adoption on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when a change to the terms or conditions of a share-based payment award must be accounted for as a modification. The new guidance requires modification accounting if the fair value, vesting condition or the classification of the award is not the same immediately before and after a change to the terms and conditions of the award. The new guidance is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate. The standard requires that an entity recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted the new standard to be effective with our first interim reporting period for the year ended December 31, 2018. We use the modified retrospective method of adoption. We have completed an initial evaluation of the potential impact from adopting the new standard, including a detailed review of performance obligations for all material revenue streams. Based on this initial evaluation, adoption does not have a material impact on our financial position, results of operations, or cash flows. Related disclosures have been expanded in line with the requirements of the standard.

There are no other recently issued accounting pronouncements that the Company has yet to adopt that are expected to have a material effect on its financial position, results of operations, or cash flows.

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Critical Accounting Policies

The following are deemed to be the most significant accounting estimates affecting us and our results of operations:

Inventories

Inventories are valued primarily using average cost and are stated at the lower of average cost or market. CW utilizes a variety of fuel indices and other indicators of market value. Sharp negative changes in these indices can result in reduction of our inventory valuation, which could have an adverse impact on our results of operations in the period in which we take the adjustment. Historically these adjustments have not had a significant impact on our consolidated statements of operations. Components of inventory include fuel purchase costs, the related transportation costs and changes in the estimated fair market values for inventories included in a fair value hedge relationship.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts to perform pilot studies by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition. Under ASC 605, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured.

Fuel sales are generated as a fuel reseller as well as from on-hand inventory supply. When acting as a fuel reseller, the Company generally purchases fuel from the supplier, and contemporaneously resells the fuel to the customer, normally taking delivery for purchased fuel at the same place and time as the delivery is made to the customer. The Company records the gross sale of the fuel as we generally take inventory risk, have latitude in establishing the sales price, have discretion in the supplier selection, maintain credit risk and are the primary obligor in the sales arrangement.

The Company records the sale of fuel-related services on a gross basis as we generally have latitude in establishing the sales price, have discretion in supplier selection, maintain credit risk and are the primary obligor in the sales arrangement.

Seasonality

We do not expect a lot of seasonality affecting our business. However, December is likely to have somewhat lower sales than other months.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as defined in Item 303(a) (4) (ii) of Regulation S-K, obligations under any guarantee contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company that will increase our operating costs or cash requirements in the future.

Management’s Report on Internal Control over Financial Reporting

Under the supervision and with the participation of our management, including our President and our Treasurer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2018, based on the framework stated by the Committee of Sponsoring Organizations of the Treadway Commission’s 2013 Framework.

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Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act. Our internal control system was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes, in accordance with generally accepted accounting principles. Because of inherent limitations, a system of internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate due to change in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Based on its evaluation as of December 31, 2018, our management concluded that our internal controls over financial reporting were not effective as of December 31, 2018.

Item 3.	Directors and Officers

Our management consists of:

Name	Age	Title	Term of Office	Approximate hours per week for part-time employees
Christopher Williams	42	President and Chairman	1 year

Graham Williams	74	Vice President, Secretary, Treasurer and Director	1 year	20

Greg Roda	57	Director	1 year	2

Christopher Williams – founded CW as a legal entity and has devoted fulltime to it since 2013. From 2011 to 2013 he was general manager of Berryhill Baja Grill in Houston, TX. He holds a B.S. from the University of Houston.

Graham Williams – has worked with CW since 2013. Since 2012 he has been president of Tier 3 Capital, private company that provides equipment loans, working capital loans and accounts receivable financing. He holds a B.S. from Bishop’s University Sherbrook, Quebec, Canada.

Greg Roda – became a director of CW in 2018. He provides consulting and advisory services to us. Since 2013 he has been chief commercial officer of Gevo Inc., a technology company that produces isobutanol from a genetically modified yeast in retro-fitted ethanol plants and is headquartered in Englewood, CO. He holds a B.S. from the University of Michigan and an M.B.A. from the University of Chicago.

Christopher Williams and Graham Williams are related to each other as father and son.

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Possible Potential Conflicts

The OTCQB on which we may have our shares of common stock quoted does not currently have any director independence requirements. A market maker has agreed to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCQB commencing upon the effectiveness of our registration statement of which this offering circular is a part and the subsequent closing of this offering. There can be no assurance that the market maker’s application will be accepted by FINRA

Certain members of management are contracted by us to work on a part-time basis. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer’s understanding of his/her fiduciary duties to us.

Code of Business Conduct and Ethics

We adopted a Code of Ethics and Business Conduct which is applicable to our future employees and which also includes a Code of Ethics for our chief executive and principal financial officers and any persons performing similar functions. A code of ethics is a written standard designed to deter wrongdoing and to promote:

●	honest and ethical conduct,
●	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,
●	compliance with applicable laws, rules and regulations,
●	the prompt reporting violation of the code, and
●	accountability for adherence to the code.

Board of Directors

We currently have three directors, two of whom are not considered independent. Christopher Williams and Graham Williams are related to each other as father and son.

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. Our directors’ terms of office expire on April 30, 2019. All officers are appointed annually by the board of directors and, subject to existing employment agreements (of which there are currently none) and serve at the discretion of the board. Currently, a person serving as a director receives no compensation for serving in the role as a director.

If at any point we have an even number of directors, tie votes on issues are resolved in favor of the chairman’s vote.

Involvement in Certain Legal Proceedings

During the past ten years, no present director, executive officer or person nominated to become a director or an executive officer of CW:

1. had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he/she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he/she was an executive officer at or within two years before the time of such filing;

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2. was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other similar minor offenses);

3. was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him/her from or otherwise limiting his/her involvement in any of the following activities:

A.	Acting as a futures commission merchant, introducing broker, commodity trading advisor commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

B.	Engaging in any type of business practice; or

C.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

D.	Was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of a federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i), above, or to be associated with persons engaged in any such activity; or

E.	Was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

We currently have no independent directors. Concurrent with having sufficient independent members and resources, if ever, the CW board of directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage any stock option plan we may establish and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the size of memberships of these committees or when we will have sufficient members to establish committees. See “Executive Compensation” hereinafter.

All directors will be reimbursed by CW for any expenses incurred in attending board meetings provided that CW has the resources to pay these fees. CW will consider applying for liability insurance for officers and directors at such time as it has the resources to do so.

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Summary Executive Compensation Table

The following table shows, for the period ended December 31, 2018 compensation awarded to or paid to, or earned by, our two officers.

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Christopher Williams	2018	-	-	-	-	-	-	-
	2017	100,000	-	-	-	-	-	-	100,000
	2016	100,000							100,000

Graham Williams	2018	-	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-	-
	2016	-	-	-		-	-	-	-

No compensation was paid to executives in 2018.

$40,000 of the salary for 2016 and the entire salary of $100,000 for 2017 has been accrued. $60,000 was paid out in cash in 2016.

There are currently no formal written employment agreements. Compensation amounts will be formalized when and if annual sales reach $10,000,000. Through December 31, 2017, we accrued $100,000 a year for Christopher but only pay the amount that the Company can afford to pay while still meeting its other obligations. Christopher Williams makes all executive decisions and devotes fulltime to us.

Graham Williams assists Christopher Williams in numerous aspects of the business. His current hours vary but average about 20 hours per week. It is planned that he will devote fulltime to us when the offering is complete. No amounts were accrued for or paid to Graham in 2018 or 2017.

None of our named executive officers received any grants of stock, option awards or other plan-based awards. The Company has never issued these types of awards.

Grants of Plan-Based Awards Table

None of our named executive officers received any grants of stock, option awards or other plan-based awards. The Company has never issued these types of awards.

Options Exercised and Stock Vested Table

None of our named executive officers has ever been granted or exercised any stock options

Outstanding Equity Awards at Fiscal Year-End Table

No equity award arrangements have ever been awarded or granted by the Company.

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Item 4.	Security Ownership of Management and Certain Securityholders

As of April 25, 2019, we had 11,698,500 shares of common stock outstanding which are held by seven shareholders. The chart below set forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have, or claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of April 25, 2019; of all directors and executive officers of the Company and of our directors and officers as a group (of which there are currently only three persons).

Title of Class	Name, Title and Address of Beneficial Owner of Shares(a)	Amount of Beneficial Ownership(b)	Percent (c)

Preferred	Christopher Williams	1,000,000	100

Preferred	All Directors and Officers as a group (1 person)	1,000,000	100

Common	Christopher Williams	10,000,000	85.48
	Graham Williams	1,000,000	8.54
	Greg Roda	100,000	0.85

Common	All Directors and Officers as a group three persons)	11,100,000	94.88

a)	The address for purposes of this table is the Company’s mailing address which is 23501 Cinco Ranch Blvd., Ste H120 - #325, Katy, Texas 77494.

b)	Unless otherwise indicated, CW believes that all persons named in the table have sole voting and investment power with respect to all shares of the common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by if options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.

c)	Christopher Williams and Graham Williams are related to each other as father and son.

Item 5.	Interest of Management and Others in Certain Transactions

The promoters of CW are Christopher Williams, our CEO and President, and Graham Williams, our Vice President and CFO.

Christopher Williams and Graham Williams are related to each other as father and son.

CW issued 1,000,000 shares of preferred stock to Christopher Williams at the time of incorporation in Wyoming in exchange for the organization efforts and business plan. The preferred stock gives the holder 51% of all shareholder votes, converts share for share into common stock at the option of the holder and receives dividends if any on equal basis with shares of common stock. The holder controls all shareholder votes.

15

Director Independence; Committees of the Board of Directors

Our Board of Directors is comprised of three individuals. We do not have a majority of independent directors as that term is defined under Rule 4200(a) (15) of the NASDAQ Marketplace Rules, even though that definition does not currently apply to us, because we are not listed on the NASDAQ. We anticipate that if we expand our Board of Directors in the future, that we will seek to include members who are independent. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent, and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors

Our Board of Directors has not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committee performing a similar function. The functions of those committees are being undertaken by the entire board as a whole. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our Board of Directors as a whole. Further, since our securities are not listed on an exchange, we are not subject to any qualitative requirements mandating the establishment of any particular committees.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given the nature of our operations and lack of directors and officers insurance coverage, we do not anticipate that any of our shareholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

None of our directors are an “audit committee financial expert” within the meaning of Item 407(d) (5) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

a)	Understands generally accepted accounting principles and financial statements,

b)	Is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,

c)	Has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,

d)	Understands internal controls over financial reporting, and

e)	Understands audit committee functions.

16

We believe that the members of our Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances.

Item 6.	Other Information

No information is required to be disclosed in this report that otherwise would be required to be reported on Form 1-U during the last six months of the fiscal year covered by this Form 1-K.

Item 7.	Financial Statements

17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of CW Petroleum Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CW Petroleum Corp. (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2018.

Houston, TX

April 29, 2019

F-1

CW PETROLEUM CORP

Consolidated Balance Sheets

December 31, 2018 and 2017

	2018	2017
ASSETS
Current assets
Cash	$180,260	$28,800
Accounts receivable
Trade, net	128,155	129,989
Income taxes	-	20,147
Inventory	127,607	260,820
Fuel bond	2,000	2,000
Total current assets	438,022	441,756
Property and equipment, net	308,846	349,639
Other assets	3,234	3,541
Total assets	$750,102	$794,936
LIABILITES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$233,356	$35,305
Accrued officer compensation	-	140,000
Customer deposits	-	31,461
Short term notes payable – related party	295,000	303,452
Current maturities of long-term debt	96,725	80,356
Total current liabilities	625,081	590,574
Long-term debt, net	211,679	241,317
Total liabilities	$836,760	$831,891
Shareholders’ deficit
Preferred stock –1,000,000 shares authorized, issued and outstanding with a par value of $.0001 per share in 2018 and 2017, respectively	100	100
Common stock – 99,000,000 shares authorized, $0.0001 par value 11,698,500 and 11,475,000 issued and outstanding in 2018 and 2017, respectively	1,170	1,148
Additional paid-in capital	198,567	(218)
Accumulated deficit	(286,495)	(37,985)
Total shareholders’ deficit	(86,658)	(36,955)
Total liabilities and shareholders’ deficit	$750,102	$794,936

The Accompanying Notes are an Integral Part of These Financial Statements

F-2

CW PETROLEUM CORP

Consolidated Statements of Operations

For the Years Ended December 31, 2018 and 2017

	2018	2017
Operations
Revenue
Fuel sales	$2,073,268	$3,368,297
Bonuses and rebates	129,051	-
Total revenue	2,202,319	3,368,297
Cost of revenue
Cost of fuel sold	1,648,034	2,725,457
Transport costs	35,645	237,973
Total cost of revenue	1,683,679	2,963,430
Margin on operations	518,642	404,867
Gain on sale of asset	-	76,281
Gain on settlement	32,318	-
Operating expenses	(747,608)	(850,567)
Loss from operations	(196,648)	(369,419)
Interest expense	50,238	20,794
Loss before income taxes	(246,886)	(390,213)

Income tax provision
Current	(1,624)	(2,501)
Deferred	-	-
Total income tax provision	(1,624)	(2,501)
Net loss	$(248,510)	(392,714)

Loss Per Share
Weighted average shares outstanding	11,528,745	11,475,000
Basic and fully diluted loss per share	$(0.02)	$(0.03)

The Accompanying Notes are an Integral Part of These Financial Statements

F-3

CW PETROLEUM CORP

Consolidated Statements of Equity (Deficit)

For the Years Ended December 31, 2018 and 2017

	Common Stock		Preferred Stock		Paid-In	Accumulated
Description	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance December 31, 2016	11,475,000	$1,148	1,000,000	$100	$(218)	$354,729	$355,759

Net loss for the year ended December 31, 2017	-	-	-	-	-	(392,714)	(392,714)

Balance December 31, 2017	11,475,000	1,148	1,000,000	100	(218)	(37,985)	(36,955)

Contributed capital	-	-	-	-	140,087	-	140,087
Interest imputed on related party borrowings	-	-	-	-	23,600	-	23,600
Issuance of common stock for cash	8,500	1	-	-	12,599	-	12,600
Shares issued for services	15,000	1	-	-	22,499	-	22,500
Founders shares issued for stock payable	200,000	20	-	-	-	-	20
Net loss for the year ended December 31, 2018	-	-	-	-	-	(248,510)	(248,510)

Balance December 31, 2018	11,698,500	$1,170	1,000,000	$100	$198,567	$(286,495)	$(86,658)

The Accompanying Notes are an Integral Part of These Financial Statements

F-4

CW PETROLEUM CORP

Consolidated Statements of Cash Flow

For the Years Ended December 31, 2018 and 2017

	2018	2017
Cash flows from operating activities
Net loss	$(248,510)	$(392,714)
Depreciation	121,305	105,758
Gain on sale of assets	-	(76,281)
Services paid for with common stock	22,500	-
Founders shares issued for stock payable	20	-
Imputed Interest	23,600	-
Changes in
Accounts receivable	1,834	109,586
Inventory	133,213	(134,820)
Prepaid expenses	20,147	-
Accounts payable and accrued expenses	198,138	(22,266)
Accrued officer compensation	-	100,000
Other Assets	307	630
Customer deposits	(31,461)	487
Net cash provided by (used in) operations	241,093	(309,620)
Cash flows from investing activities
Acquisition of property and equipment	(3,297)	(29,086)
Cash received from sale of fixed assets	-	50,439
Net cash provided by (used in) investing activities	(3,297)	21,353
Cash flows from financing activities
Proceeds from sale of stock	12,600	-
Debt proceeds	-	304,290
Principle payments on related party debt	(8,453)	-
Debt payments	(90,483)	(114,132)
Cash flows provided by (used in) financing activities	(86,336)	190,158
Net increase (decrease) in cash and cash equivalents	151,460	(98,109)
Cash and cash equivalents
Beginning of year	28,800	126,909
End of year	$180,260	$28,800

Supplemental Cash Flow Disclosures Note 10

The Accompanying Notes are an Integral Part of These Financial Statements

F-5

CW PETROLEUM CORP

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 1 - Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

CW Petroleum Corp (CW or the Company) was incorporated in the state of Texas in 2005 and supplies biodiesel, biodiesel blends, ultra-low sulfur diesel and gasoline blends to distributors and end users. It reincorporated in Wyoming in April 2018.

The transaction in which CW became a Wyoming C corporation has been accounted for in a manner similar to a recapitalization for financial reporting purposes. The accompanying financial statements have been prepared as if the transaction had occurred on the first day of the first period included in the financial statements, and all operating data represents an ongoing continuation of the Company’s operations.

Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could materially differ from estimated amounts. We evaluate our estimated assumptions based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Cash and Cash Equivalents

Our cash equivalents consist principally of overnight investments, bank money market accounts and bank time deposits which have an original maturity date of less than 90 days. These securities are carried at cost, which approximates market value. There were no cash equivalents as of December 31, 2018 or 2017.

Accounts Receivable and Allowance for Bad Debt

CW performs ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer’s current creditworthiness, as determined by our review of our customer’s credit information. We extend credit on an unsecured basis to most of our customers. Accounts receivable are deemed past due based on contractual terms agreed to with our customers. Although we analyze customers’ payment history and creditworthiness, we cannot predict with certainty that the customers to whom we extend credit will be able to remit payments on a timely basis, or at all. Because we extend credit on an unsecured basis to most of our customers, there is a possibility that any accounts receivable not collected will ultimately need to be written off. CW continuously monitors collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience with our customers, current market and industry conditions affecting our customers and any specific customer collection issues that we have identified.

F-6

CW PETROLEUM CORP

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Inventories

Inventories are valued primarily using average cost and are stated at the lower of average cost or market. CW utilizes a variety of fuel indices and other indicators of market value. Sharp negative changes in these indices can result in reduction of our inventory valuation, which could have an adverse impact on our results of operations in the period in which we take the adjustment. Historically these adjustments have not had a significant impact on our consolidated statements of operations. Components of inventory include fuel purchase costs, the related transportation costs and changes in the estimated fair market values for inventories included in a fair value hedge relationship.

Fair Value of Financial Instruments

Financial instruments include accounts receivable, accounts payable and notes payable and are considered reflected a market value based on the short-term nature of these instruments.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets which are all five years.

Costs of major additions and improvements are capitalized while expenditures for maintenance and repairs, which do not extend the life of the asset, are expensed. Upon sale or disposition of property and equipment, the cost and related accumulated depreciation and amortization are eliminated from the accounts and any resulting gain or loss is credited or charged to income. Long-lived assets held and used by us are reviewed based on market factors and operational considerations for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts to perform pilot studies by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition. Under ASC 605, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured. Fuel sales are generated as a fuel reseller as well as from on-hand inventory supply. When acting as a fuel reseller, the Company generally purchases fuel from the supplier, and contemporaneously resells the fuel to the customer, normally taking delivery for purchased fuel at the same place and time as the delivery is made to the customer. The Company records the gross sale of the fuel as we generally take inventory risk, have latitude in establishing the sales price, have discretion in the supplier selection, maintain credit risk and are the primary obligor in the sales arrangement.

F-7

 CW PETROLEUM CORP

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

The Company records the sale of fuel-related services on a gross basis as we generally have latitude in establishing the sales price, have discretion in supplier selection, maintain credit risk and are the primary obligor in the sales arrangement.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and income tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the income tax provision in the period that includes the enactment date.

CW must assess the likelihood that its deferred tax assets will be recovered from our future taxable income, and to the extent CW believes that recovery is not likely, CW must establish a valuation allowance against those deferred tax assets. Deferred tax liabilities generally represent items for which CW has already taken a deduction in our income tax return, but we have not yet recognized the items as expenses in our results of operations.

The state of Texas has a franchise tax based on earnings. This tax is considered a local income tax and is expensed in the year incurred.

Earnings per Common Share

Basic earnings per common share is computed by dividing net income attributable to CW Petroleum Corp and available to common shareholders by the sum of the weighted average number of shares of common stock. Diluted earnings per common share is computed by dividing net income attributable to us and available to common shareholders by the sum of the weighted average number of shares of common stock and the number of additional shares of common stock that would have been outstanding if our outstanding potentially dilutive securities had been issued. We currently have no common stock equivalents. Common stock, preferred stock and Additional paid-in capital were reclassified in conformity with accounting standards.

F-8

CW PETROLEUM CORP

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Accounting Standards Issued but Not Yet Adopted

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting , which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The new guidance is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. The amendment provides guidance on accounting for the impact of the Tax Cuts and Jobs Act (the “Tax Act”) and allows entities to complete the accounting under ASC 740 within a one-year measurement period from the Tax Act enactment date. This standard is effective upon issuance. The Tax Act has several significant changes that impact all taxpayers, including a transition tax, which is a one-time tax charge on accumulated, undistributed foreign earnings. The calculation of accumulated foreign earnings requires an analysis of each foreign entity’s financial results going back to 1986. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The guidance permits entities to reclassify tax effects stranded in Accumulated Other Comprehensive Income as a result of tax reform to retained earnings. This new guidance is effective for annual and interim periods in fiscal years beginning after December 15, 2018. Early adoption is permitted in annual and interim periods and can be applied retrospectively or in the period of adoption. The Company is currently in the process of evaluating the impact of adoption on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when a change to the terms or conditions of a share-based payment award must be accounted for as a modification. The new guidance requires modification accounting if the fair value, vesting condition or the classification of the award is not the same immediately before and after a change to the terms and conditions of the award. The new guidance is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

F-9

CW PETROLEUM CORP

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Since ASU 2014-09 was issued, several additional ASUs have been issued to clarify various elements of the guidance. These standards provide guidance on recognizing revenue, including a five-step model to determine when revenue recognition is appropriate. The standard requires that an entity recognize revenue to depict the transfer of control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted the new standard to be effective with our first interim reporting period for the year ended December 31, 2018. We use the modified retrospective method of adoption. We have completed an initial evaluation of the potential impact from adopting the new standard, including a detailed review of performance obligations for all material revenue streams. Based on this initial evaluation, adoption does not have a material impact on our financial position, results of operations, or cash flows. Related disclosures have been expanded in line with the requirements of the standard.

There are no other recently issued accounting pronouncements that the Company has yet to adopt that are expected to have a material effect on its financial position, results of operations, or cash flows.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on net earnings, financial position or cash flows.

Note 2 – Going Concern

As reflected in the accompanying financial statements, the Company had a net loss of $248,510, net cash provided by operations of $241,093 for the year ended December 31, 2018 and has an accumulated deficit of $286,495, as of December 31, 2018. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on Management’s plans which include further implementation of its business plan and continuing to raise funds through debt or equity financings. The Company will likely rely upon related party debt or equity financing in order to ensure the continuing existence of the business.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 - Accounts Receivable

CW has accounts receivable of $149,504 and $161,735, net of an allowance for bad debt of $21,349 and $31,746, as of December 31, 2018 and December 31, 2017, respectively. Accounts receivable are written-off when it becomes apparent based upon age or customer circumstances that such amounts will not be collected.

F-10

CW PETROLEUM CORP

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

The following table sets forth activities in our allowance for bad debt:

Description	December 31, 2018	December 31, 2017
Balance as of beginning of period	$31,746	$58,509
Charges to provision for bad debt	(10,397)	43,670
Write-off of uncollectible accounts receivable	-	(70,433)
Recoveries of bad debt	-	-
Balance as of end of period	$21,349	$31,746

Note 4 – Inventories

Inventories as of December 31, 2018 and December 31, 2017, consists of the following:

Description	December 31, 2018	December 31, 2017
Tank Heel Inventory	$127,607	$260,820
Total	$127,607	$260,820

Tank heel inventory represents the cost of fuel maintained in storage tanks owned by other parties to assure maintenance of capacity.

Note 5 - Property and Equipment

The amount of property and equipment as of December 31, 2018 and December 31, 2017, consist of the following:

Description	December 31, 2018	December 31, 2017
Furniture, fixtures and equipment	$25,222	$25,222
Transportation equipment	614,299	533,787
Total property cost	639,521	559,009
Less accumulated depreciation	330,675	209,370
Property and equipment, net	$308,846	$349,639

For December 31, 2018 and 2017, CW recorded depreciation expense of $121,305 and $105,758, respectively. We acquired equipment of $80,512 and $237,973 during 2018 and 2017, respectively. Equipment with a book value of $223,306 was disposed of during 2017, resulting in a gain on disposition of $76,281 and settlement of $121,006 of notes payable.

F-11

CW PETROLEUM CORP

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 6 - Gain on Settlement

On December 28, 2017, the Company reached a settlement with Travelers Insurance for the loss of an asset in May 2017. As a result of this settlement, the Company received $32,318 on January 4, 2018.

Note 7 - Debt

CW has installment notes payable secured by our transportation equipment. Interest rates range from 2% to 13% per annum and averaged 6.98% and 5.47% as of December 31, 2018 and 2017, respectively. The terms of these notes range from 36 to 72 months and average 60. Total payments under these notes amounted to $9,232 and $7,793 as of December 31, 2018 and 2017, respectively.

In 2017, CW borrowed $304,290, and had repayments of $89,704 and $106,339for 2018 and 2017. CW also acquired notes of $77,215 for property and equipment in 2018 and acquired notes of $208,887 for property and equipment and settled property and equipment notes of $121,006 from disposals in 2017.

As of December 31, 2018, the aggregate annual maturities of debt are as follows:

Year Ending December 31,	Amount
2019	$96,725
2020	88,513
2021	58,025
2022	49,850
2023	15,291
Thereafter	-
Total	$308,404

Note 8 - Income Taxes

The income tax provision for the years ended December 31, 2018 and 2017 reflect current tax payments for state franchise taxes which are considered an income tax. There are no provisions or recoveries for current or deferred federal income taxes.

A reconciliation of the U.S. federal statutory income tax rate to our effective income tax rate is as follows:

Description	2018	2017
Tax provision at federal statutory tax rate	$(52,187)	$(138,847)
Permanent differences	5,998	8,355
Change in valuation allowance	46,189	130,492
Federal income tax provision	$-	$-

The statutory rates noted above were 21% in 2018 and 34% in 2017 due to the change in federal tax law.

F-12

CW PETROLEUM CORP

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

The temporary differences which comprise our net deferred tax assets and liabilities as of December 31, 2018 and 2017, are as follows:

Description	2018	2017
Gross Deferred Tax Assets
	$24,305	$-
Cash method of accounting	4,483	$11,111
Accrued officer’s compensation	-	49,000
Net operating loss carryforward	(50,611)	46,234
Charitable contribution carryforwards	1,175	4,886
Less: Valuation allowance	-	(41,391)
Gross deferred tax assets, net of valuation allowance	(25,131)	69,840
Deferred Tax Liabilities
Cash method of accounting	201	(68,284)
Property and equipment	(25,332)	(1,556)
Total gross deferred tax liabilities	(25,332)	(69,840)
Net deferred tax asset (liability)	$-	$-

As of December 31, 2018, CW has net operating losses (“NOLs”) of approximately $282,265. This NOL expires according to the following table:

Year Ending December 31,	Amount
2036	$47,320
2037	90,879
2038	144,066
Total	$282,265

CW assessed the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, as of December 31, 2018, a valuation allowance of $31,746 has been recorded to recognize the portion of the deferred tax asset that is more likely than not to be realized, which is zero. The amount of the deferred tax asset considered realizable could be adjusted if estimates of future taxable income during the carryforward period change or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as growth projections.

F-13

CW PETROLEUM CORP

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Open tax years that could potentially be examined and changed by the IRS are 2013-2017, 2018 has not yet been filed.

Note 9 – Related Party Transactions

The Company issued 200,000 shares to certain founders and were valued at par value of $20. 15,000 were shares were issued as share-based compensation resulting in share-based compensation expense of $22,500.

Short term notes payable includes $295,000 and $303,452 as of December 31, 2018 and 2017, respectively of noninterest-bearing loans from related parties. Interest expense of $23,600 was imputed for the year ended December 31, 2018.

Officers’ compensation for the years ended December 31, 2018 and 2017, amounts to $0 and $100,000, respectively. Accrued officers’ compensation amounts to $140,087 as of December 31, 2017. As of December 31, 2018, all accrued officer compensation was relieved through the forgiveness of debt by the Company’s officers.

The Company leases land for storage of transportation equipment on a month to month lease from its President for $1,500 per month.

Accrued compensation in the amount of $140,087 was forgiven by the shareholders and officers for the year ended December 31, 2018.

Note 10 – Supplemental Cash Flow Disclosures

Supplemental cash flow disclosures for the years ended December 31, 2018 and 2017, are as follows:

Description	2018	2017
Cash payments for
Income taxes	$-	$-
Interest	$50,238	$20,793
Non-cash financing and investing activities
Installment notes issued for property acquisitions	$77,215	$208,887
Notes settled with property disposals	$-	$121,006
Forgiveness of accrued compensation – related party	$140,087	$-

F-14

CW PETROLEUM CORP

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 11 – Stockholders’ Equity (Deficit)

Preferred Stock

The Company’s certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its board of directors. Accordingly, the Company’s board of directors is empowered, without stockholder approval, to issue shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock.

The Company issued 1,000,000 shares of preferred stock to its President which gives the holder an aggregate of 51% of all shareholder votes, converts share for share into common stock at the option of the holder and receives dividends if any on equal basis with shares of common stock. The holders control all shareholder votes.

As of March 31, 2019, the Company had 1,000,000 shares of preferred stock issued and outstanding.

Common Stock

The holders of the Company’s common stock:

● Have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

● Are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

● Do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

● Are entitled to one noncumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Upon incorporation in Wyoming, the Company issued 11,475,000 shares for all of the outstanding shares of the Texas corporation. The three officers of the Company hold 11,100,000 of these shares.

During the year ended December 31, 2018, the Company issued 8,500 shares of common stock to investors for cash at a purchase price of $1.50 per share for proceeds of $12,600. The Company also issued an aggregate of 15,000 shares of common stock for services during FY 2018. These shares were valued at the most recent PPM of $1.50 per share. The Company recorded $22,500 in consulting fees.

The Company issued 200,000 shares to certain founders and were valued at par value of $20. 15,000 were shares were issued as share-based compensation resulting in share-based compensation expense of $22,500.

F-15

CW PETROLEUM CORP

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 12 – Concentrations

Accounts receivable as of December 31, 2018 are concentrated among three customers representing 72%, 15% and 11% of accounts receivable. As of December 31, 2017, four customers make up 34%, 29%, 16% and 12% of accounts receivable

Revenue includes a significant concentration among customers for the year ended December 31, 2018, in which two customers represent 42% and 21% of revenue.

Revenue includes a significant concentration among customers for the year ended December 31, 2017, in which two customers represent 24% and 19% of revenue.

Note 13 – Subsequent Events

Subsequent events have been evaluated through April 29, 2019, the date these financial statements were available to be released and noted no other events requiring disclosure.

F-16

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CW PETROLEUM CORP

By:	/S/ Christopher Williams

Date: April 29, 2019

Pursuant to the requirements of Regulation A, this report has been signed below by the following per- sons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/S/ Christopher Williams

Date: April 29, 2019

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